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                                                                    EXHIBIT 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT
                               (JEROLD P. LEFLER)


         This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), dated as of October 1,1997 (the "Effective Date"), is made and entered into by and between EB Subsidiary II, Inc., a Texas corporation ("Company"), and, Jerold P. Lefler, an individual ("Executive").


                              W I T N E S S E T H:

         WHEREAS, Company and its wholly-owned subsidiary, ErgoBilt, Inc., is a Texas corporation ("Company's Subsidiary");

         WHEREAS, Company is purchasing certain assets from Computer Translation Systems & Support, Inc. ("CTSS"), and its shareholders pursuant to a certain Purchase and Sale Agreement dated October 16, 1997 (Purchase and Sale Agreement);

         WHEREAS, Executive has represented to company that he has substantial experience, skills and expertise relating to the business of CTSS; and

         WHEREAS, Company desires to employ Executive on a full-time basis as an Executive, and Executive is willing to provide such services and take on such responsibilities for the consideration hereinafter set forth.

         NOW, THEREFORE, the parties, for and in consideration of the mutual promises herein contained, agree as follows:

                                   ARTICLE I
                                   Employment

         1.1 General Scope of Employment. Commencing on the "Commencement Date" (as defined in Article II below), Company shall employ Executive as an Executive of Company on the terms of and subject of the conditions of this Agreement. Executive shall report directly to Company's such individual(s) as determined by the Board and shall perform the principal duties and responsibilities, set forth in Section 1.2 below and such additional duties and responsibilities consistent with his professional experience, as may reasonably be assigned to him from time to time by Company's Board. Executive hereby accepts such employment and agrees to devote his full time and energy to Company's business as shall be necessary to perform his duties and responsibilities in a faithful and competent manner.

         1.2 Principal Duties and Responsibilities. Executive shall use his best efforts to maximize net income after tax of the Company for the purpose of meeting the purchase price deadlines established in the Purchase and Sale Agreement.



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         1.3     Office Facilities. Company shall furnish Executive with an office, secretary services, supplies, equipment and such other facilities and services suitable to his position and adequate for the performance of his duties.

         1.4 Extent of Services. After Closing, Executive shall devote all of his time, attention and energy to Company's business and shall not engage in any other business or consulting activity for gain, profit or other pecuniary advantage except as expressly provided in this Agreement. Nothing herein above is intended to prevent Executive from making personal passive investments in other business activities not directly or indirectly competitive with the business of Company. [Insert for Jerry Lefler Agreement shall include the following sentence: "Notwithstanding the foregoing, Executive shall be allowed to continue performing work of Real-Time Captioning, Inc. up to the date that Executive receives his first $200,000 loan under Section 3.1 d of the Purchase and Sale Agreement, But not thereafter. Executive agrees that he shall not perform work for Real-Time during the normal business hours of Company."

         1.5 Outside Activities. Subject to the conditions hereinafter set forth, Executive may, upon prior notice to Company's Board, serve as a member of no more than two (2) boards of directors, boards of trustees or other governing bodies of "for profit" companies and/or "non-profit" civic, cultural, educational and/or charitable organizations, provided that in all cases: (i) such company or organization is not directly or indirectly engaged in a business or does not support a business that is competitive, directly or indirectly, with the business of Company, and (ii) such service does not interfere with Executive's ability to perform his duties and responsibilities to Company.

         1.6 Outside Income. Absent Company's written consent, all fees, compensation and other income (collectively "Outside Income") received by Executive while employed by Company from any source other than personal gifts, inheritance, or passive investments, including, but not limited to, all fees for teaching, speaking engagements, acting as an officer, director, trustee, receiver, executor, administrator or other fiduciary (other than as a trustee, executor, or administrator of a trust or estate of Executive or a member of his family) shall be the property of Company and shall be immediately disclosed and remitted to Company. [Insert for Jerry Lefler Agreement shall include the following sentence: "Notwithstanding the foregoing, Executive shall be allowed to retain all outside income earned from Real-Time Captioning, Inc. under the terms and conditions of Section 1.4 of this Agreement."]


                                   ARTICLE II
                                      Term

         Executive's employment shall be for an initial term ("Term") of three
(3) years commencing on August 22, 1997 (the "Commencement Date") and terminating three (3) years thereafter. In the event that a wind-out occurs under Section IV of the Purchase and Sale Agreement, this Agreement, regardless of which party initiates the wind-out, shall be rendered null and void effective the date that the wind-out is initiated.





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                                  ARTICLE III
                 Annual Base Salary and Miscellaneous Benefits


3.1 Annual Base Salary. As compensation for all duties and services to be rendered by Executive hereunder to Company, Company shall pay to Executive and Annual Base Salary of One Hundred Ten Thousand Dollars ($110,000) for each twelve (12) month period of the Term. Annual Base Salary shall be paid in twelve (12) equal monthly installments, payable in accordance with Company's customary payroll policy in effect at the time such payment is made, or as may otherwise be mutually agreed upon in writing by the parties. Annual Base Salary for services rendered for a partial month shall be prorated based on a thirty
(30) day month. Reasonable cost of living increases and incentive bonuses will be considered and approved at the sole discretion of ErgoBilt management.

3.2 Stock Options: Executive shall be issued stock options that grant the right to purchase 150,000 shares of ErgoBilt common stock at the market price $9.1875 per share. The stock options will be issued subject to the approval of the ErgoBilt shareholders to increase the number of incentive stock options and nonqualified stock options authorized in The Stock Option Plan. The stock options will vest over a period of four years with the initial 25% becoming exercisable on October 1,1998, the twelve month anniversary of the effective date of your employment agreement, and an additional 25% becoming exercisable on each of the subsequent twelve month anniversary of your employment date.


3.3 Expenses. During the term of his employment hereunder, Executive shall be entitled to incur reasonable business expenses ("Business Expenses") in performing his services hereunder, including transportation, entertainment, travel, professional dues, professional periodicals, and business promotion. All Business Expenses shall be subject to the approval of the Company and reimbursed by Company upon presentation of receipts or other written documentation establishing the nature of the expense, the time-date-place incurred, and the business reason for such Business Expense. Company shall not have any obligation to reimburse any Business Expense not presented for reimbursement within ninety (90) days of the date on which such Business Expense was incurred.

3.4      Vacation and Sick Days.

         3.4.1 Executive shall be entitled to ten (10) business days of paid vacation per year (which need not be taken consecutively). Such vacation shall be scheduled to minimize interference with the business. Executive shall also be entitled to all paid holidays given by Company to its employees.

         3.4.2 Executive shall be entitled to not more than five (5) days paid sick days per year.

         3.4.3 Vacation and sick day benefits must be taken in the year in which they accrue and may not be taken in any subsequent year absent the Company's consent, nor may Executive request payment of the cash equivalent of accrued vacation or sick days not taken.





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3.5      Other Benefits. Company shall provide to Executive the following additional benefits:

         3.5.1 Miscellaneous Benefits. Executive shall be entitled to participate in Company major medical and/or dental plans, life insurance programs, accidental death and dismemberment insurance, retirement benefits, disability benefits, and other insurance programs provided by the Company, and any other benefit programs hereafter adopted by the Company consistent with Company policies, if and when adopted.


                                   ARTICLE IV
                  Inventions. Competition and Confidentiality


         4.1 Inventions. All designs, discoveries, improvements, and inventions (collectively, "Invention"), whether patentable or unpatentable, whether copyrightable or uncopyrightable, whether of a business or technical nature, made or conceived by Executive alone or with others, during the Term of this Agreement shall be owned exclusively by Company whether or not such Inventions are along the lines of the actual or anticipated business, work, research or investigations of Company or which result from or are suggested by any work done for Company or which relate to Company's business. Executive shall promptly disclose such Inventions to Company. In addition, Executive shall perform all actions (without any expense to Executive) reasonably requested by Company to establish and confirm such ownership including, but not limited to, assigning to Company, without additional compensation, the entire worldwide rights to such Inventions, signing all necessary papers, instruments and other documents and giving sworn testimony in support thereof, subject of the terms and conditions of the "wind-out" provision of the Purchase and Sale Agreement.

         4.2 Non-Competition. Executive covenants and agrees with Company that, except as otherwise consented to, approved or permitted in writing by Company's Board, at any time while employed as an executive employee of Company and for a period of two (2) years after the termination of Executive's employment hereunder, Executive will not, directly or indirectly, whether as an officer, director, employee, independent contractor, or whether acting alone or as a member of a partnership, joint venture or as a holder or investor in any security or other financial interest of any corporation or other business entity, engage in any "Competitive Activity" as defined herein. For the purposes of this Agreement, "Competitive Activity" shall mean:

         (a) the solicitation of any customers of Company who were customers of Company on date Executive left the Company to purchase any product or services in direct competition with the products and services provided by Company;

         (b) requesting any actual customer or supplier, who was a customer or supplier of Company at date Executive left the Company, to curtail or cancel their business with Company;





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         (c)     except as provided by law or in any other contract or
                 agreement of even date herewith executed and delivered pursuant hereto, the disclosure to any person, firm or corporation, any secret or substantially secret details of the organization, business affairs, intellectual property or technology of Company; or

         (d) any action designed to induce any employee of Company to terminate his or her employment with Company or employ or assist anyone else in the employment of any of the employees of Company.

The restrictions of this section shall apply only to the United States counties in which Company had customers as of the Termination Date. Competitive Activity shall not include Executive's mere ownership of securities in any publicly-traded company in which Executive holds or controls less than five percent (5%) of the issued and outstanding securities.

The parties agree that the duration and geographic scope of the non-competition provision set forth in this section are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Executive agrees that damages are an inadequate remedy for any breach of this provision and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision. This entire Section 4.2 is subject to the "wind-out" provision of the Purchase and Sale Agreement.

         4.3 Non-Disclosure. Executive shall execute and deliver, contemporaneous with the execution and delivery of this Agreement, Company's standard form Non-Disclosure Agreement in the form attached hereto as Exhibit 4.3.

         4.4 Enforcement. Executive and Company agree that the purpose of the Non-Competition provisions are designed to enforce the Executive's promise not to disclose confidential information. Executive and company further agree and acknowledge that Company does not have an adequate remedy at law for the breach or threatened breach by Executive of the covenants and agreements set forth in Section 4.1, 4.2 and the Non-Disclosure Agreement executed pursuant to
Section 4.3 above. Accordingly, Executive further agrees that Company may, in addition to the other remedies, which may be available to it hereunder, file suit in equity to enjoin Executive from such breach or threatened breach.

         4.5 Disclosure of Competitive Investments. Save and except Real-Time Captionings, Inc., to the best of Executive knowledge, Executive does not own or hold directly, indirectly or beneficially by Executive any investments competitive with the business of Company. In the event that Company determines that Executive holds a material interest in a competitive investment, Company may require Executive to divest himself of such interest is held in a publicly traded mutual fund in which Executive holds less than five percent (5%) of the issued and outstanding shares or is held in a portfolio account over which Executive has no power to exercise any investment or management portfolio account over which Executive has no power to exercise any investment or management decisions.





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                                   ARTICLE V
                                  Termination

         5.1 Termination by Company upon Executive's Death or Disability. Company has the right to terminate this Agreement and Executive's employment hereunder in the event of Executive's death or disability as provided below.

                 5.1.1 Death. If Executive dies during the term of this Agreement, then this Agreement shall terminate immediately effective on the date of Executive's death ("Termination Date") without notice.

                 5.1.2 Disability. If, during the term of this Agreement, Company's Board reasonably determines that Executive has become physically or mentally disabled, whether totally or partially, so that he is prevented from performing fully his usual duties and services hereunder, Company may provide written notice to Executive and terminate Executive's employment hereunder, effective on such date specified in such notice (also "Termination Date"). "Disability" shall mean Executive's permanent inability to perform the duties and responsibilities required hereunder due to Executive's physical or mental condition as determined by a licensed physician selected by Company's Board in consultation with Executive's personal physicians.

                 5.1.3 Payment of Compensation and Other Benefits on Death or Disability. In the event of the termination of this Agreement by reason of Executive's death or disability, Executive (or his estate) shall be entitled to payment of amounts due under this Agreement as follows:

                          (i) Annual Base Salary. Company shall pay in full and
complete satisfaction of amounts due under Section 3.1 as Annual Base Salary:
(i) upon death, paid through the last day of the calendar month in which death occurs and (ii) upon disability, six (6) monthly payments in the amount of monthly base salary paid in the immediately preceding month in which disability is determined under Section 5.1.2, less any monthly disability payments, if any, for such period which could be claimed.

         5.2     Termination by Company for Due Cause.

                 5.2.1 "Due Cause". Company shall have the right to terminate this Agreement and Executive's employment hereunder for "Due Cause" upon written notice to Executive, effective upon such date specified in such notice (also "Termination Date"). Executive shall not be deemed to have been terminated for "Due Cause" hereunder unless and until notice of such termination stating the grounds therefore has been delivered to Executive and Executive, together with his counsel, has had an opportunity to be heard by a panel of no less than two (2) senior officers and three (3) board members, who find in good faith that Executive committed an act or omission set forth below in this Section 5.2.1. Nothing herein shall limit the right of Executive to contest the validity or propriety of any such determination.





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"Due Cause" shall mean that Executive has:

         (i) committed an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with Company.
         (ii) wrongfully disclosed "Confidential Information" of Company as defined in the Non-Disclosure Agreement executed by Executive pursuant to Section 4.3, which materially adversely affects the profitability of the Company;
         (iii)   engaged in any Competitive Activity;
         (iv) Willfully engaged in conduct that could reasonably be found to materially adversely affect the profitability of the Company or the value of its stock;

                 5.2.2 Effect on Compensation and Benefits. In the event of termination for Due Cause, Company shall pay to Executive: (i) Annual Base Salary under Section 3. 1 on a pro rata basis to the applicable Termination Date.

         5.3 Breach of Agreements. Executive acknowledges that a material part of the inducement for Company to enter into this Agreement is Executive' covenant set forth in Article IV Company shall have no further obligation to pay Executive any amounts or benefits otherwise payable hereunder (except as may otherwise be required at law) and shall be entitled to such other legal and equitable relief as a court or arbitrator shall reasonably determine unless such breach is an inadvertent breach that does not result in any material harm to Company.

         5.4 No Negative Public Comments. Upon the expiration or earlier termination of this Agreement for any reason, Executive agrees not to make any false, misleading or negative statement, either orally or in writing, about Company or its directors or organizations or its directors or organizations or its offenses, shareholders or any affiliates of the same or to otherwise disparage them or any of them.


                                   ARTICLE VI
                                    GENERAL


         6.1 Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when: (i) delivered personally; (ii) mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed as set forth below; or (iii) mailed by Federal Express, DHL or such other nation recognized overnight courier service, addressed as setting forth below :


                 Address for Company:

                          EB Subsidiary II, Inc.
                          9244 Markville Drive
                          Dallas, Texas 75243-4404
                          Attention: Gerard Smith





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                 Address for Executive:

                          -------------------------

                          -------------------------


or to such, address as a party may furnish to the others in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

         6.2 Binding Effect. This Agreement shall insure to the benefit of and be enforceable by the parties and their respective successors' heirs, representatives and permitted assigns .

         6.3     No Waiver; Entire Agreement .

                 6.3.1 This Agreement and the attachment are being executed as part of the larger transaction set out in the Purchase and Sale Agreement. In the event that there is conflict between any of the terms of this Agreement and the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.

                 6.3.2 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and Company. No waiver by any party at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

         6.4 Headings . Section and paragraph headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this agreement.

         6.5 Assignments . This Agreement is personal to Executive and may not be assigned by Executive or the duties delegated without the prior written consent of Company. Also, Executive may not assign transfer, hypothecate or dispose of any interest in compensation or payments without Company's prior written consent.

         6.6 Governing Law and Venue . This Agreement has been executed in Dallas County, State of Texas, and the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this agreement .

         6.7 Severability. If any provision of this Agreement is held to be unenforceable, this agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.





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         6.8     Mediation/Arbitration/Legal Fees . If any dispute controversy, or claim arises among the parties with respect to this Agreement, or the breach thereof, as well as any other dispute then the parties shall submit such dispute to mediation according to the Commercial Mediation Rules of the American Arbitration Association ("AAA"). If the parties are unable to resolve the dispute through mediation after 3 days of mediation, they shall then submit the dispute to binding arbitration pursuant to the Commercial Arbitration Rules of AAA and judgment upon the award rendered by the arbitrator may be interested in any court of competent jurisdiction thereof. The party's award rendered by the arbitrator may be entered in any court of competent jurisdiction thereof. The parties agree that if arbitration becomes necessary, they will utilize and comply with the Commercial Arbitration Rule of AAA for expediting such arbitration. The site of the arbitration will be the City of Dallas, Dallas County, Texas, and will commence as soon as possible but in no event later than thirty (30) days after a party files it's request for arbitration. The prevailing party therein shall be entitled to recover all reasonable court costs and arbitration administrative expenses incurred, including reasonable attorneys' fees. The arbitration shall be conducted by one arbitrator appointed as-provided in the can AAA Commercial Arbitration Rules.

         6.9 Confidentiality . To the fullest extent permitted by law, the parties agree not to disclose any provision of this Agreement to any third party except if required in response to litigation among the parties, a subpoena governmental inquiry or other legal process.

         IN WITNESS HEREOF, the parties have duly executed this Agreement as of the Effective Date.

                                  COMPANY:

                                  EB Subsidiary II, Inc.
                                  A Texas Corporation


                                  By:
                                     ----------------------------
                                           Its: President


                                  EXECUTIVE:



                                  ----------------------------






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